Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact	Press Contact
Barbara Domingo	Shannon Mangum Henderson
Align Technology, Inc.	Ethos Communication, Inc.
(408) 470-1000	(678) 417-1767
investorinfo@aligntech.com	shannon@ethoscommunication.com

Dan S. Ellis Joins Align Technology as Vice President, North American Sales

Santa Clara, Calif. – June 21, 2005 – Align Technology, Inc. (Nasdaq: ALGN), the inventor of Invisalign®, a proprietary method of straightening teeth without wires and brackets, announced today that medical device industry veteran Dan S. Ellis has joined the Company as Vice President, North American Sales, effective immediately. Mr. Ellis will report directly to Align President and Chief Executive Officer, Thomas M. Prescott, and will be responsible for developing new and existing customer relationships and for scaling Align’s North American sales organization.

“Throughout his career, Dan Ellis has demonstrated the passion, leadership and commitment necessary to drive a world-class sales organization and to help meet and exceed high expectations for corporate revenue and growth,” said Mr. Prescott. “I am pleased to have him on our team, and am confident he will be an asset to our customers and to the company.”

For more than twenty years, Mr. Ellis has held sales and marketing leadership positions in the medical device field, and has a proven track record of consistent revenue growth, strategic product launches, and successful direct and distribution sales channels.

Immediately prior to joining Align, Mr. Ellis was Vice President, Sales for privately-held BARRx Medical. Previously, he was Vice President, BioSurgery US and Vice President, Sales for Fusion Medical Technologies, a division of Baxter Healthcare, and Vice President, Sales & Marketing for Cardiac Pathways Corporation. Earlier in his career Mr. Ellis held national sales positions of increasing scope and responsibility at Fusion Medical Technologies and Eli Lilly MDD/Guidant Corporation.

Mr. Ellis graduated with a BS in Business Administration from Oregon State University, and subsequently served five years in the U.S. Marine Corps.

About Align Technology, Inc.

Align Technology designs, manufactures and markets Invisalign, a proprietary method for treating malocclusion, or the misalignment of teeth. Invisalign corrects malocclusion using a series of clear, nearly invisible, removable appliances that gently move teeth to a desired final position. Because it does not rely on the use of metal or ceramic brackets and wires, Invisalign significantly reduces the aesthetic and other limitations associated with braces. Invisalign is appropriate for treating adults and older teens. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998.

To learn more about Invisalign or to find a certified Invisalign doctor in your area, please visit www.invisalign.com or call 1-800-INVISIBLE.

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